NxStage Reports Record Fourth Quarter and Full-Year 2015 Revenue
Highlights:

•	Full-Year Revenue Increases to $336 million, up 11% from 2014

•	Full-Year Home Revenue Increases to $183 million, up 16% from 2014

•	Full-Year Operating Income from Products Business Increases to $9 million

•	Company Highlights Significant Product Introductions for the Next Three Years

•	For Third Consecutive Year, Company Targets 15% Annual Home Revenue Growth

LAWRENCE, Mass., February 10, 2016 -- NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported record revenue for the fourth quarter and fiscal year ended December 31, 2015, topping its recent upwardly revised revenue guidance.
Fourth Quarter Financial Results
Total revenue for the fourth quarter of 2015 increased 12 percent from 2014 to a record $89.8 million, which exceeded the top end of the Company’s revenue guidance range of $86 to $87 million. Net loss attributable to NxStage Medical, Inc.'s stockholders was $2.7 million for the fourth quarter of 2015, compared with a net loss of $4.9 million for the fourth quarter of 2014. The net loss included $3.8 million of income from operations from the Products Business.
Fiscal Year 2015 Financial Results
Total revenue for the full-year 2015 increased 11 percent from 2014 to a record $336.1 million, which exceeded the top end of the Company’s revenue guidance range of $332 to $333 million. Net loss attributable to NxStage Medical, Inc.'s stockholders was $15.3 million for the full-year 2015, compared with a net loss of $23.9 million for the full-year 2014. The net loss for the full-year included $9.2 million of income from operations from the Products Business.
The Company’s performance improvements in both periods were driven by the Products Business, and more specifically, outperformance in NxStage’s largest segment, the System One segment which consists of Home and Critical Care markets. For the full-year 2015, System One revenue increased 16 percent to $247.8 million. Home revenue increased 16 percent to $182.6 million, exceeding the Company's target for 15 percent annual growth. Critical Care revenue increased 17 percent to $65.2 million.
"It was a strong year for NxStage. We’re very pleased to again exceed our guidance on revenue, narrow our net loss and deliver a year of increasing profitability in our Products Business,” said Jeff Burbank, Founder and Chief Executive Officer of NxStage. “We have a rich portfolio of current products that are expected to drive continued growth within Home and Critical Care, our largest high growth markets, in 2016 and beyond."

Burbank continued,"In addition, we continue to advance our innovative pipeline, including our next generation hemodialysis system, our new peritoneal dialysis (PD) system and our next generation critical care system. As we are beginning pilot production of our next generation hemodialysis system, we continue to align our assets and focus our execution in support of these tremendous long-term growth opportunities."

Guidance

The Company is forecasting revenue to be between $355 million and $360 million for the full fiscal year 2016, and between $87 million and $89 million for the first quarter of 2016. The Company also expects a net loss in the range of $7 million to $12 million for the full fiscal year 2016, and a net loss in the range of $2 million to $4 million for the first quarter of 2016. The Company's net loss guidance for both periods reflects expectations for continued

operating income from the Products Business offset by the Company’s continued investment in NxStage Kidney Care.

"Our guidance for the full fiscal year 2016 includes continued strong performance from our System One segment, with expectations for annual growth within Home and Critical Care of 15 percent and 9 percent, respectively, and a modest increase in our Services segment. We've also guided to a much lower revenue level for our low margin In-Center segment," stated Matt Towse, Chief Financial Officer. "As we continue to scale the higher margin System One segment and align our business in support of our growth opportunities, we remain on track to achieve our long-term growth and profitability targets."

Conference Call:

NxStage will also host a conference call today, Wednesday, February 10, 2016, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full-year financial results.  To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international).  The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through February 17, 2016.  To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 26460722.  An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company’s website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One

The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2Me Connected Health platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 12 million treatments with thousands of patients around the world.http://www.nxstage.com/.

Forward-Looking Statements
This release contains forward-looking statements concerning our business, operations and financial condition. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, market opportunities, timing of our new product launches, and our financial guidance for 2016 and beyond, including anticipated revenues and net loss. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, regulatory approvals, competition, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.
In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues	$89,804	$79,911	$336,123	$301,501
Cost of revenues	54,041	49,059	204,652	185,598
Gross profit	35,763	30,852	131,471	115,903
Operating expenses:
Selling and marketing	15,017	14,705	58,528	55,385
Research and development	6,989	5,611	26,237	22,635
Distribution	7,071	6,539	26,211	26,001
General and administrative	8,985	8,470	35,124	34,069
Total operating expenses	38,062	35,325	146,100	138,090
Loss from operations	(2,299)	(4,473)	(14,629)	(22,187)
Other income (expense):
Interest expense	(320)	(215)	(1,115)	(863)
Other income (expense), net	25	(6)	561	(10)
Total other expense	(295)	(221)	(554)	(873)
Net loss before income taxes	(2,594)	(4,694)	(15,183)	(23,060)
Provision for (benefit from) income taxes	207	280	1,077	1,253
Net loss	(2,801)	(4,974)	(16,260)	(24,313)
Less: Net loss attributable to noncontrolling interests	(131)	(122)	(918)	(367)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(2,670)	$(4,852)	$(15,342)	$(23,946)

Net loss per share, basic and diluted	$(0.04)	$(0.08)	$(0.24)	$(0.39)
Weighted-average shares outstanding, basic and diluted	63,871	62,271	63,384	61,700

Other comprehensive loss, net of tax	(80)	(1,609)	(1,839)	(2,404)
Total comprehensive loss	(2,881)	(6,583)	(18,099)	(26,717)
Less: Comprehensive loss attributable to noncontrolling interests	(131)	(122)	(918)	(367)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(2,750)	$(6,461)	$(17,181)	$(26,350)

NxStage Medical, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$59,065	$52,884
Accounts receivable, net	25,195	24,099
Inventory	38,391	45,401
Prepaid expenses and other current assets	6,254	6,767
Total current assets	128,905	129,151
Property and equipment, net	66,711	66,574
Field equipment, net	20,744	21,118
Deferred cost of revenues	33,068	34,039
Intangible assets, net	11,744	14,370
Goodwill	42,710	41,817
Other assets	2,992	2,657
Total assets	$306,874	$309,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,767	$13,845
Accrued expenses	27,266	24,653
Current portion of long-term debt	315	93
Other current liabilities	4,394	6,165
Total current liabilities	42,742	44,756
Deferred revenues	51,362	52,943
Long-term debt	1,664	848
Other long-term liabilities	17,367	19,624
Total liabilities	113,135	118,171
Commitments and contingencies (Note 10)
Noncontrolling interests subject to put provisions	219	—
Stockholders’ equity:
Undesignated preferred stock: par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock: par value $0.001 per share, 100,000,000 shares authorized; 64,873,038 and 63,429,005 shares issued as of December 31, 2015 and 2014, respectively	64	63
Additional paid-in capital	612,487	593,073
Accumulated deficit	(402,830)	(387,488)
Accumulated other comprehensive loss	(4,031)	(2,192)
Treasury stock, at cost: 822,059 and 772,273 shares as of December 31, 2015 and 2014, respectively	(13,864)	(12,989)
Total NxStage Medical, Inc. stockholders’ equity	191,826	190,467
Noncontrolling interests not subject to put provisions	1,694	1,088
Total stockholders’ equity	193,520	191,555
Total liabilities and stockholders’ equity	$306,874	$309,726

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(16,260)	$(24,313)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,715	27,697
Stock-based compensation	12,598	12,881
Other	1,302	1,877
Changes in operating assets and liabilities:
Accounts receivable	(1,130)	(4,188)
Inventory	(12,113)	(35,063)
Prepaid expenses and other assets	(77)	(2,214)
Accounts payable	(2,775)	(212)
Accrued expenses and other liabilities	635	4,235
Deferred revenues	(2,353)	(973)
Net cash provided by (used in) operating activities	$10,542	$(20,273)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
System One segment
Home	$47,812	$42,475	$182,572	$157,822
Critical Care	18,143	15,224	65,203	55,609
Total System One segment	65,955	57,699	247,775	213,431
In-Center segment	18,898	19,525	74,768	78,885
Other	3,180	2,367	10,302	8,282
Products subtotal	88,033	79,591	332,845	300,598
Services segment	2,845	694	6,412	1,749
Elimination of intersegment revenues	(1,074)	(374)	(3,134)	(846)
Total	$89,804	$79,911	$336,123	$301,501

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014	2013
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$332,845	$300,598	$263,077
Gross profit	$146,188	$123,011	$103,295
Gross margin percentage	44%	41%	39%
Income (Loss) from operations	$9,197	$(7,261)	$(12,108)
Services Segment
Revenues	$6,412	$1,749	$352
Gross profit	$(14,717)	$(7,108)	$(792)
Gross margin percentage	n/a	n/a	n/a
Loss from operations	$(23,826)	$(14,926)	$(5,690)
Eliminations
Elimination of intersegment revenues	$(3,134)	$(846)	$—
Total Company
Revenues	$336,123	$301,501	$263,429
Gross profit	$131,471	$115,903	$102,503
Gross margin percentage	39%	38%	39%
Loss from operations	$(14,629)	$(22,187)	$(17,798)